Press Release
Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Reports Strong Cash Results for Second Quarter 2016: Consolidated Net Cash Provided by Operating Activities of $723 Million and Proportional Free Cash Flow of $417 Million

Highlights

•	Second quarter 2016 Diluted EPS of ($0.16) and Adjusted EPS of $0.17

•	Reaffirming 2016 guidance and 2017-2018 expectations

•	Prepaid an additional $181 million in Parent debt, bringing total year-to-date prepayment to $306 million and refinanced $500 million in near-term Parent debt

•	Announced the sale of Sul in Brazil for BRL 1,698 million (equivalent to approximately $470 million) in proceeds to AES

•	Completed 2,414 MW of projects under construction

•	Total of 3,921 MW currently under construction and expected to come on-line through 2019

◦	Broke ground on the Colon project in Panama, including a 380 MW CCGT plant and 180,000 m3 LNG regasification and storage facility
ARLINGTON, Va., August 5, 2016 – The AES Corporation (NYSE: AES) today reported Consolidated Net Cash Provided by Operating Activities for the second quarter of 2016 of $723 million, an increase of $570 million, primarily driven by the collection of overdue receivables at Maritza in Bulgaria, as well as favorable working capital in Brazil, partially offset by lower margins. Second quarter 2016 Proportional Free Cash Flow (a non-GAAP financial measure) increased $355 million to $417 million, primarily due to the same factors as Consolidated Net Cash Provided by Operating Activities.
Second quarter 2016 Diluted Earnings Per Share from Continuing Operations (Diluted EPS) was ($0.16), a decrease of $0.27 from second quarter 2015. Diluted EPS reflects the $0.25 impact from higher impairment expenses related to certain generating units at DPL in the United States, as well as the impact of lower margins. Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) decreased $0.09 to $0.17, primarily due to lower margins. The decline in margins was due to lower contributions from the Company's Strategic Business Units (SBUs), primarily Brazil and Mexico, Central America and Caribbean (MCAC), and the devaluation of foreign currencies. In Brazil, lower margins reflect the impact of the liability reversal taken in the second quarter of 2015, which benefited margins in that quarter. In MCAC, lower margins were primarily driven by lower gas sales in the Dominican Republic and lower availability.
"During the first half of this year we made significant progress on our strategic and financial objectives. To focus our efforts on our most important growth areas, we announced the sale of one of our distribution companies, AES Sul, in Brazil for approximately $470 million. At the same time, we continued to advance attractive platform expansion projects offering long-term, U.S. Dollar-denominated contracts. To that end, we brought on-line 2.4 GW of projects, primarily in the U.S., on time and on budget, and broke ground on the Colon LNG regasification terminal and gas-fired power plant in Panama," said Andrés Gluski, AES President and Chief Executive Officer. "The combination of completing the remaining 3.9 GW of projects still under construction and our $150 million, three-year cost savings and revenue enhancement initiative, will allow us to deliver our expected growth of at least 10% in Proportional and Parent Free Cash Flow through 2018."

"Our year-to-date cash flow and earnings results keep us on track to achieve our full year guidance," said Tom O'Flynn, AES Executive Vice President and Chief Financial Officer. "To strengthen our capital structure, we have prepaid a total of $306 million in Parent debt, exceeding our full year target for debt paydown by 50% and refinanced $500 million of near-term Parent debt maturities. As a result of these actions and our expected growth in free cash flow, we expect to achieve strong BB credit stats by 2018."
Table 1: Key Financial Results

	Second Quarter		Year-to-Date June 30,		Full Year 2016 Guidance
$ in Millions, Except Per Share Amounts	2016	2015	2016	2015
Consolidated Net Cash Provided by Operating Activities	$723	$153	$1,363	$590	$2,000-$2,900
Proportional Free Cash Flow[1]	$417	$62	$670	$327	$1,000-$1,350
Diluted EPS from Continuing Operations	$(0.16)	$0.11	$0.05	$0.33	N/A
Adjusted EPS[1]	$0.17	$0.26	$0.32	$0.52	$0.95-$1.05

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

Table 2: Guidance & Expectations

$ in Millions, Except Per Share Amounts	Reaffirming Full Year 2016 Guidance	Reaffirming 2017-2018 Expectations
Consolidated Net Cash Provided by Operating Activities	$2,000-$2,900	N/A
Proportional Free Cash Flow[1]	$1,000-$1,350	At least 10% average annual growth off 2016 base
Adjusted EPS[1,2]	$0.95-$1.05	Expect higher end of 12%-16% growth off 2016 base

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

[2]
In providing its full year 2016 Adjusted EPS guidance, the Company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to: (a) unrealized gains related to derivative transactions, estimated to be $3 million; (b) unrealized foreign currency losses, estimated to be $7 million; (c) losses due to dispositions and acquisitions of business interests, estimated to be $6 million; (d) losses due to impairments, estimated to be $163 million, related to DP&L and Buffalo Gap 2; and (e) costs due to the early retirement of debt, estimated to be $5 million. The amounts set forth above are as of June 30, 2016. At this time, management is not able to estimate the aggregate impact, if any, of these items on reported earnings. Accordingly, the Company is not able to provide a corresponding GAAP equivalent for its Adjusted EPS guidance.

2016 Guidance and 2017-2018 Expectations

•	The Company's 2016 guidance and 2017-2018 expectations are based on foreign currency and commodity forward curves as of June 30, 2016.

•	The Company is reaffirming its 2016 Consolidated Net Cash Provided by Operating Activities guidance range of $2,000-$2,900 million.

•	The Company is reaffirming its 2016 Proportional Free Cash Flow guidance range of $1,000-$1,350 million.

◦	The Company is reaffirming its 2016 Parent Free Cash Flow expectation of $525-$625 million.

•	The Company is reaffirming its 2016 Adjusted EPS guidance range of $0.95-$1.05.

◦
As disclosed in May 2016, the Company continues to expect stronger second half 2016 Adjusted EPS results, partly due to a lower adjusted effective tax rate and fewer planned outages at certain businesses.

•	The Company is reaffirming its growth rate expectations for 2017-2018 for both Proportional Free Cash Flow and Adjusted EPS.
Additional Highlights

•
In the second quarter of 2016, DPL in the United States recorded a $235 million, or $0.25 per share, asset impairment charge largely related to the Killen generating station. The charge is attributable to lower expectations of future capacity revenue, resulting from the most recent PJM capacity auction for 2018-2019 and revised estimates of future environmental compliance related to the Environmental Protection Agency's Effluent Limitation Guidelines (ELG) and Coal Combustion Residuals (CCR) costs.

•	Year-to-Date 2016, the Company prepaid $306 million in Parent debt, including prepayment in July 2016 of $181 million of 8% unsecured notes due in 2017.

•	Year-to-Date 2016, the Company has completed 2,414 MW of projects:

◦	1,713 MW of MATS upgrades, the 630 MW Harding Street Units 5-7 gas-fired conversion and the 20 MW Harding Street Energy Storage Array at Indianapolis Power & Light in Indiana;

◦	21 MW Andes Solar plant at Gener in Chile;

◦	20 MW Tunjita hydroelectric plant in Colombia; and

◦	10 MW Warrior Run Energy Storage Array in Maryland.

•	The Company currently has 3,921 MW of capacity currently under construction and expected to come on-line through 2019.

◦
In May 2016, the Company broke ground on the Colon project in Panama, consisting of a 380 MW CCGT plant and 180,000 m3 LNG regasification and storage facility. The CCGT plant is contracted under a 10-year, U.S. Dollar-denominated Power Purchase Agreement and is expected to come on-line in the first half of 2018. The LNG facility is expected to come on-line in 2019.

•	Year-to-Date 2016, the Company has announced or closed approximately $540 million in asset sale proceeds to AES.

◦
In June 2016, the Company announced the sale of its 100% equity interest in AES Sul, one of its utilities in Brazil, for BRL 1,698 million (equivalent to approximately $470 million) in proceeds to AES. The Company expects this transaction to close in the second half of 2016.

◦	In June 2016, the Company received the remaining $40 million in proceeds from the sales of Sonel, Dibamba and Kribi in Cameroon, which were announced in November 2013.

◦	In February 2016, the Company received $21 million in proceeds from the sale of a 24% interest in IPP4, one of its generation businesses in Jordan.

◦	In January 2016, the Company received $9 million in proceeds from the sale of Kelanitissa, its generation business in Sri Lanka, and exited the country.

•	Year-to-Date 2016, the Company has repurchased 9 million shares for $79 million, at an average price of $9.07 per share. 2016 share repurchases were executed in the first quarter.
Non-GAAP Financial Measures
See Non-GAAP Financial Measures for definitions of Proportional Free Cash Flow, Adjusted Earnings Per Share, Adjusted Pre-Tax Contribution, as well as reconciliations to the most comparable GAAP financial measures.
Attachments
Consolidated Statements of Operations, Consolidated Balance Sheets, Segment Information, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2016 Financial Guidance Elements.
Conference Call Information
AES will host a conference call on Friday, August 5, 2016 at 9:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-888-317-6003 at least ten minutes before the start of the call. International callers should dial +1-412-317-6061. The Conference ID for this call is 9769530. Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investors” and then “Presentations and Webcasts.”
A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.
About AES
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 17 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 21,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2015 revenues were $15 billion and we own and manage $37 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.
Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2015 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Any Stockholder who desires a copy of the Company’s 2015 Annual Report on Form 10-K dated on or about February 23, 2016 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions, except per share amounts)
Revenue:
Regulated	$1,565	$1,794	$3,141	$3,628
Non-Regulated	1,664	1,862	3,359	3,786
Total revenue	3,229	3,656	6,500	7,414
Cost of Sales:
Regulated	(1,431)	(1,432)	(2,898)	(2,989)
Non-Regulated	(1,224)	(1,469)	(2,519)	(2,949)
Total cost of sales	(2,655)	(2,901)	(5,417)	(5,938)
Operating margin	574	755	1,083	1,476
General and administrative expenses	(47)	(50)	(95)	(105)
Interest expense	(390)	(287)	(732)	(630)
Interest income	138	116	255	195
Gain (loss) on extinguishment of debt	—	(117)	4	(141)
Other expense	(21)	(12)	(29)	(29)
Other income	12	15	25	30
Gain (loss) on disposal and sale of businesses	(17)	—	30	—
Asset impairment expense	(235)	(37)	(394)	(45)
Foreign currency transaction gains (losses)	(36)	13	4	(8)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	(22)	396	151	743
Income tax benefit (expense)	7	(123)	(90)	(223)
Net equity in earnings of affiliates	7	1	14	15
INCOME (LOSS) FROM CONTINUING OPERATIONS	(8)	274	75	535
Income (loss) from operations of discontinued businesses, net of income tax (expense) benefit of $(1), $3, $3 and $7, respectively	3	(10)	(6)	(17)
Net loss from disposal and impairments of discontinued businesses, net of income tax benefit of $401, $0, $401 and $0, respectively	(382)	—	(382)	—
NET INCOME (LOSS)	(387)	264	(313)	518
Less: Net income attributable to noncontrolling interests	(95)	(195)	(43)	(307)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$(482)	$69	$(356)	$211
AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$(103)	$79	$32	$228
Loss from discontinued operations, net of tax	(379)	(10)	(388)	(17)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$(482)	$69	$(356)	$211
BASIC EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(0.16)	$0.11	$0.05	$0.33
Loss from discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.57)	(0.01)	(0.59)	(0.03)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(0.73)	$0.10	$(0.54)	$0.30
DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(0.16)	$0.11	$0.05	$0.33
Loss from discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.57)	(0.01)	(0.59)	(0.03)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(0.73)	$0.10	$(0.54)	$0.30
DILUTED SHARES OUTSTANDING	659	695	662	701
DIVIDENDS DECLARED PER COMMON SHARE	$—	$0.10	$0.11	$0.10

THE AES CORPORATION
Strategic Business Unit (SBU) Information
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2016	2015	2016	2015
REVENUE
US	$811	$831	$1,666	$1,828
Andes	575	630	1,197	1,242
Brazil	895	1,113	1,734	2,217
MCAC	530	601	1,049	1,199
Europe	222	299	468	629
Asia	201	187	395	306
Corporate, Other and Inter-SBU eliminations	(5)	(5)	(9)	(7)
Total Revenue	$3,229	$3,656	$6,500	$7,414

THE AES CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2016	December 31, 2015
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,265	$1,257
Restricted cash	250	295
Short-term investments	544	469
Accounts receivable, net of allowance for doubtful accounts of $108 and $87 respectively	2,087	2,302
Inventory (see Note 2)	655	671
Prepaid expenses	91	106
Other current assets	1,441	1,318
Current assets of discontinued operations and held-for-sale businesses	1,048	424
Total current assets	7,381	6,842
NONCURRENT ASSETS
Property, Plant and Equipment:
Land	785	702
Electric generation, distribution assets and other	28,416	27,751
Accumulated depreciation	(9,705)	(9,327)
Construction in progress	3,539	3,029
Property, plant and equipment, net	23,035	22,155
Other Assets:
Investments in and advances to affiliates (see Note 6)	615	610
Debt service reserves and other deposits	700	555
Goodwill	1,157	1,157
Other intangible assets, net of accumulated amortization of $97 and $93, respectively	219	207
Deferred income taxes	483	410
Service concession assets, net of accumulated amortization of $71 and $34, respectively	1,486	1,543
Other noncurrent assets	1,898	2,109
Noncurrent assets of discontinued operations and held-for-sale businesses	—	882
Total other assets	6,558	7,473
TOTAL ASSETS	$36,974	$36,470
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,434	$1,571
Accrued interest	249	236
Accrued and other liabilities	2,082	2,286
Non-recourse debt, including $190 and $258, respectively, related to variable interest entities (see Note 7)	1,610	2,172
Current liabilities of discontinued operations and held-for-sale businesses	841	661
Total current liabilities	6,216	6,926
NONCURRENT LIABILITIES
Recourse debt (see Note 7)	4,909	4,966
Non-recourse debt, including $1,059 and $1,531, respectively, related to variable interest entities (see Note 7)	14,261	12,943
Deferred income taxes	1,036	1,090
Pension and other post-retirement liabilities (see Note 9)	1,054	919
Other noncurrent liabilities	3,072	2,794
Noncurrent liabilities of discontinued operations and held-for-sale businesses	—	123
Total noncurrent liabilities	24,332	22,835
Commitments and Contingencies (see Note 8)
Redeemable stock of subsidiaries	753	538
EQUITY (see Note 10)
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 815,894,592 issued and 659,001,121 outstanding at June 30, 2016 and 815,846,621 issued and 666,808,790 outstanding at December 31, 2015)	8	8
Additional paid-in capital	8,714	8,718
Retained earnings (accumulated deficit)	(284)	143
Accumulated other comprehensive loss	(3,768)	(3,883)
Treasury stock, at cost (156,893,471 shares at June 30, 2016 and 149,037,831 at December 31, 2015)	(1,904)	(1,837)
Total AES Corporation stockholders’ equity	2,766	3,149
NONCONTROLLING INTERESTS	2,907	3,022
Total equity	5,673	6,171
TOTAL LIABILITIES AND EQUITY	$36,974	$36,470

THE AES CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2016	2015

OPERATING ACTIVITIES:
Net income (loss)	$(313)	$518
Adjustments to net income:
Depreciation and amortization	586	597
Gain on sales and disposals of businesses	(30)	—
Impairment expenses	396	45
Deferred income taxes	(443)	17
Provisions for (reversals of) contingencies	21	(134)
(Gain) loss on extinguishment of debt	(4)	145
Loss on sales of assets	14	12
Impairments of discontinued operations and held-for-sale businesses	783	—
Other	79	70
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	366	(444)
(Increase) decrease in inventory	12	(54)
(Increase) decrease in prepaid expenses and other current assets	473	132
(Increase) decrease in other assets	(172)	(815)
Increase (decrease) in accounts payable and other current liabilities	(557)	179
Increase (decrease) in income tax payables, net and other tax payables	(255)	(131)
Increase (decrease) in other liabilities	407	453
Net cash provided by operating activities	1,363	590
INVESTING ACTIVITIES:
Capital Expenditures	(1,255)	(1,168)
Acquisitions, net of cash acquired	(11)	(18)
Proceeds from the sale of businesses, net of cash sold	156	2
Sale of short-term investments	2,762	2,460
Purchase of short-term investments	(2,806)	(2,270)
Increase in restricted cash, debt service reserves and other assets	(142)	(51)
Other investing	(30)	(25)
Net cash used in investing activities	(1,326)	(1,070)
FINANCING ACTIVITIES:
Borrowings under the revolving credit facilities	664	361
Repayments under the revolving credit facilities	(681)	(359)
Issuance of recourse debt	500	575
Repayments of recourse debt	(611)	(915)
Issuance of non-recourse debt	1,534	1,940
Repayments of non-recourse debt	(1,054)	(1,457)
Payments for financing fees	(55)	(40)
Distributions to noncontrolling interests	(236)	(113)
Contributions from noncontrolling interests	94	97
Proceeds from the sale of redeemable stock of subsidiaries	134	461
Dividends paid on AES common stock	(145)	(141)
Payments for financed capital expenditures	(87)	(84)
Purchase of treasury stock	(79)	(307)
Other financing	(21)	(29)
Net cash used in financing activities	(43)	(11)
Effect of exchange rate changes on cash	8	(19)
Decrease in cash of discontinued operations and held-for-sale businesses	6	12
Total increase (decrease) in cash and cash equivalents	8	(498)
Cash and cash equivalents, beginning	1,257	1,517
Cash and cash equivalents, ending	$1,265	$1,019
SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of amounts capitalized	$615	$665
Cash payments for income taxes, net of refunds	$347	$247
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired through capital lease and other liabilities	$5	$10

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders.
Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.
The Company's non-GAAP metrics are Proportional Free Cash Flow, Adjusted pre-tax contribution (“adjusted PTC”) and Adjusted earnings per share (“adjusted EPS”) used by management and external users of our consolidated financial statements such as investors, industry analysts and lenders.
Proportional Free Cash Flow is defined as cash flows from operating activities (adjusted for service concession asset capital expenditures), less maintenance capital expenditures (including non-recoverable environmental capital costs and net of reinsurance proceeds) adjusted for the estimated impact of noncontrolling interests. Proportional Free Cash Flow in each SBU includes the effect of intercompany transactions with other SBUs except for interest, tax sharing, charges for management fees and transfer pricing. The proportionate share of cash flows and related adjustments attributable to noncontrolling interest in our subsidiaries comprise the proportional adjustment factor presented in the reconciliation below.
The GAAP measure most comparable to Proportional Free Cash Flow is Net Cash Flows from Operating Activities. We believe that Proportional Free Cash Flow better reflects the underlying business performance of the Company, as it measures the cash generated by the business, after the funding of maintenance capital expenditures, that may be available for investing or repaying debt or other purposes. Factors in this determination include the impact of noncontrolling interest, where AES consolidates the results of a subsidiary that is not wholly-owned by the Company.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:

Maintenance Capital Expenditures	$158	$157	$320	$306
Environmental Capital Expenditures	$68	82	155	130
Growth Capital Expenditures	466	352	867	816
Total Capital Expenditures	$692	$591	$1,342	$1,252

Reconciliation of Proportional Adjusted Operating Cash Flow (2)
Consolidated Operating Cash Flow	$723	$153	$1,363	$590
Add: Capital Expenditures Related to Service Concession Assets (3)	2	51	26	71
Less: Proportional Adjustment Factor (2) (5)	(185)	(13)	(474)	(85)
Proportional Adjusted Operating Cash Flow (2) (5)	$540	$191	$915	$576

Reconciliation of Free Cash Flow (1)
Consolidated Operating Cash Flow	$723	$153	$1,363	$590
Add: Capital Expenditures Related to Service Concession Assets (3)	2	51	26	71
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(158)	(157)	(320)	(306)
Less: Non-Recoverable Environmental Capital Expenditures	(13)	(17)	(25)	(26)
Free Cash Flow (1)	$554	$30	$1,044	$329

Reconciliation of Proportional Free Cash Flow (1) (2)
Proportional Operating Cash Flow (2)	$539	$165	$902	$540
Add: Proportional Capital Expenditures Related to Service Concession Assets (3)	1	26	13	36
Proportional Adjusted Operating Cash Flow (2) (5)	540	191	915	576
Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds (2)	(114)	(117)	(226)	(230)
Less: Proportional Non-Recoverable Environmental Capital Expenditures (2) (4)	(9)	(12)	(19)	(19)
Proportional Free Cash Flow (1) (2)	$417	$62	$670	$327

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(1)	Free cash flow (a non-GAAP financial measure) is proportional free cash flow as defined above but inclusive of noncontrolling interest impacts.

(2)
The proportional adjustment factor, proportional maintenance capital expenditures (net of reinsurance proceeds) and proportional non-recoverable environmental capital expenditures are calculated by multiplying the percentage owned by noncontrolling interests for each entity by its corresponding consolidated cash flow metric and are totaled to the resulting figures. For example, Parent Company A owns 80% of Subsidiary Company B, a consolidated subsidiary. Thus, Subsidiary Company B has a 20% noncontrolling interest. Assuming a consolidated net cash flow from operating activities of $100 from Subsidiary B, the proportional adjustment factor for Subsidiary B would equal ($20), or $100 x (20%). The Company calculates the proportional adjustment factor for each consolidated business in this manner and then sums these amounts to determine the total proportional adjustment factor used in the reconciliation. The proportional adjustment factor may differ from the proportion of income attributable to noncontrolling interests as a result of (a) non-cash items which impact income but not cash and (b) AES' ownership interest in the subsidiary where such items occur.

(3)	Service concession asset expenditures excluded from free cash flow and proportional free cash flow non-GAAP metric due to the adoption of service concession accounting effective January 1, 2015.

(4)
Excludes IPALCO’s proportional recoverable environmental capital expenditures of $38 million and $47 million for the three months ended June 30, 2016 and 2015, as well as, $94 million and $86 million for the six months ended June 30, 2016 and 2015, respectively.

(5)
Includes proportional adjustment amount for service concession asset expenditures of $1 million and $26 million for the three months ended June 30, 2016 and 2015, as well as, $13 million and $36 million for the six months ended June 30, 2016 and June 30, 2015, respectively. The Company adopted service concession accounting effective January 1, 2015.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

Adjusted PTC is defined as pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis adjusted for the same gains or losses excluded from consolidated entities.
Adjusted EPS is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt.
The GAAP measure most comparable to adjusted PTC is income from continuing operations attributable to AES. The GAAP measure most comparable to adjusted EPS is diluted earnings per share from continuing operations. We believe that adjusted PTC and adjusted EPS better reflect the underlying business performance of the Company and are considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose of or acquire business interests or retire debt, which affect results in a given period or periods. In addition, for adjusted PTC, earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC and adjusted EPS should not be construed as alternatives to income from continuing operations attributable to AES and diluted earnings per share from continuing operations, which are determined in accordance with GAAP.

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015			Six Months Ended June 30, 2016			Six Months Ended June 30, 2015
	Net of NCI(1)	Per Share (Diluted) Net of NCI(1)		Net of NCI(1)	Per Share(Diluted) Net of NCI(1)		Net of NCI(1)	Per Share (Diluted) Net of NCI(1)		Net of NCI(1)	Per Share (Diluted) Net of NCI(1)
	(in millions, except per share amounts)
Income (Loss) from Continuing Operations Attributable to AES and Diluted EPS	$(103)	$(0.16)		$79	$0.11		$32	$0.05		$228	$0.33
Add: Income Tax Expense (Benefit) from Continuing Operations Attributable to AES	(42)			49			19			103
Pre-Tax Contribution	$(145)			$128			$51			$331
Adjustments
Unrealized Derivative Losses/(Gains)	$30	$0.04		$(2)	$—		$(4)	$—		$(17)	$(0.02)
Unrealized Foreign Currency Transaction Losses/(Gains)	17	0.02		(4)	—		9	—		43	0.06
Disposition/Acquisition Losses/ (Gains)	17	0.03	(7)	(4)	(0.01)		(2)	—	(8)	(9)	(0.01)
Impairment Losses	235	0.36	(9)	30	0.04	(10)	285	0.43	(11)	36	0.05	(10)
Loss on Extinguishment of Debt	6	0.01		112	0.16	(12)	6	0.01		138	0.20	(13)
Less: Net Income Tax Benefit (2)(3)(4)(5)(6)		(0.13)			(0.04)			(0.17)			(0.09)
Adjusted PTC and Adjusted EPS	$160	$0.17		$260	$0.26		$345	$0.32		$522	$0.52
_____________________________

(1)	NCI is defined as Noncontrolling Interests.

(2)
The per share income tax benefit (expense) associated with unrealized derivative (gains) losses were $0.01 and $0.00 in the three months ended June 30, 2016 and 2015, and $0.00 and $0.00 in the six months ended June 30, 2016 and 2015, respectively.

(3)
The per share income tax benefit (expense) associated with unrealized foreign currency transaction (gains) losses were $0.01 and $(0.01) in the three months ended June 30, 2016 and 2015, and of $0.00 and $0.03 in the six months ended June 30, 2016 and 2015, respectively.

(4)
The per share income tax benefit (expense) associated with disposition/acquisition (gains) losses were $0.00 and $0.00 in the three months ended June 30, 2016 and 2015, and $(0.01) and $0.00 in the six months ended June 30, 2016 and 2015, respectively.

(5)
The per share income tax benefit (expense) associated with impairment losses were $0.11 and $0.00 in the three months ended June 30, 2016 and 2015, and $0.18 and $0.00 in the six months ended June 30, 2016 and 2015, respectively.

(6)
The per share income tax benefit (expense) associated with loss on extinguishment of debt were $0.00 and $0.05 in the three months ended June 30, 2016 and 2015, and $0.00 and $0.06 in the six months ended June 30, 2016 and 2015, respectively.

(7)	Amount primarily relates to the loss from the deconsolidation of UK Wind of $20 million, or $0.03 per share.

(8)	Amount primarily relates to the loss from the deconsolidation of UK Wind of $20 million, or $0.03 per share; and the gain from the sale of DPLER of $22 million, or $0.03 per share.

(9)	Amount primarily relates to the asset impairment at DPL of $235 million, or $0.36 per share.

(10)	Amount primarily relates to the asset impairment at UK Wind of $37 million ($30 million, or $0.04 per share, net of NCI).

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

(11)	Amount primarily relates to the asset impairment at DPL of $235 million,or $0.36 per share; and at Buffalo Gap II of $159 million ($49 million, or $0.07 per share, net of NCI).

(12)	Amount primarily relates to the loss on early retirement of debt at the Parent Company of $85 million, or $0.12 per share; and at IPL of $19 million ($15 million, or $0.02 per share, net of NCI).

(13)	Amount primarily relates to the loss on early retirement of debt at the Parent Company of $111 million, or $0.16 per share; and at IPL of $19 million ($15 million, or $0.02 per share, net of NCI).

The AES Corporation
Parent Financial Information
Parent only data: last four quarters
(in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,070	$968	$1,057	$917
Returns of capital distributions to Parent & QHCs	30	24	8	26
Total subsidiary distributions & returns of capital to Parent	$1,100	$992	$1,065	$943
Parent only data: quarterly
(in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$337	$85	$555	$93
Returns of capital distributions to Parent & QHCs	14	16	0	0
Total subsidiary distributions & returns of capital to Parent	$351	$101	$555	$93
Parent Company Liquidity (2)
(in millions)	Balance at
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs (3)	$30	$17	$400	$6
Availability under credit facilities	733	658	738	625
Ending liquidity	$763	$675	$1,138	$631

(1)
Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which is determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)
Parent Company Liquidity is defined as cash at the Parent Company plus available borrowings under existing credit facility plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’ indebtedness.

(3)
The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION
2016 FINANCIAL GUIDANCE ELEMENTS(1), (2)

2016 Financial Guidance
As of 8/5/16
	Consolidated	Proportional
Income Statement Guidance
Adjusted Earnings Per Share (3)	$0.95-$1.05
Cash Flow Guidance
Net Cash Provided by Operating Activities	$2,000-$2,900 million
Free Cash Flow (4)		$1,000-$1,350 million
Reconciliation of Free Cash Flow Guidance
Net Cash from Operating Activities	$2,000-$2,900 million	$1,500-$1,850 million
Less: Maintenance Capital Expenditures	$600-$800 million	$400-$600 million
Free Cash Flow (4)	$1,300-$2,200 million	$1,000-$1,350 million

(1)	2016 Guidance is based on expectations for future foreign exchange rates and commodity prices as of June 30, 2016.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash Provided by Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Beginning in Q1 2015, the definition was revised to also exclude cash flows related to service concession assets. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
Adjusted Earnings Per Share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

(4)
Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities (adjusted for service concession asset capital expenditures) less maintenance capital expenditures (including non-recoverable environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.